Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2024 Fourth Quarter and Full Year Results and Provides Fiscal 2025 Outlook
    BROOMFIELD, Colo. - September 26, 2024 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2024 and reported results of season-to-date pass product sales. Vail Resorts also provided its outlook for the fiscal year ending July 31, 2025, announced a $100 million multi-year resource efficiency transformation plan, declared a dividend payable in October 2024 and announced share repurchases completed during the fourth quarter.
Highlights
•Net income attributable to Vail Resorts, Inc. was $230.4 million for fiscal 2024 compared to net income attributable to Vail Resorts, Inc. of $268.1 million for fiscal 2023.
•Resort Reported EBITDA was $825.1 million for fiscal 2024, which included an $11.1 million negative impact related to Crans-Montana, including negative $7.9 million from acquisition, closing, and integration expenses and negative $3.2 million from operating results in the fourth quarter. Resort Reported EBITDA was $834.8 million for fiscal 2023.
•Pass product sales through September 20, 2024 for the upcoming 2024/2025 North American ski season decreased approximately 3% in units and increased approximately 3% in sales dollars as compared to the prior year period through September 22, 2023. These figures are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.
•The Company announced a two-year resource efficiency transformation plan including scaled operations, global shared services, and expanded workforce management to create organizational effectiveness and scale for operating leverage as the Company expands and grows globally. The Company expects to achieve $100 million in annualized savings by the end of fiscal 2026 before one-time costs, with approximately $27 million realized in fiscal 2025 before $15 million of one-time costs.
•The Company provided its outlook for fiscal 2025 and expects net income attributable to Vail Resorts, Inc. to be between $224 million and $300 million and Resort Reported EBITDA to be between $838 million and $894 million. This outlook reflects an expected Resort Reported EBITDA decline in Australia of $10 million for the first fiscal quarter of 2025 compared to the prior year, an estimated $15 million impact related to one-time costs in support of the Company’s resource efficiency transformation plan, and an estimated $1 million impact related to acquisition and integration related expenses specific to Crans-Montana.
•The Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be paid on October 24, 2024 to shareholders of record as of October 8, 2024. In addition, the Company repurchased approximately 0.1 million shares during the quarter at an average price of approximately $180 per share for a total of $25 million. For the full fiscal year, the Company repurchased approximately 0.7 million shares, or 1.9% of shares outstanding as of the beginning of fiscal 2024, at an average price of approximately $208 per share for a total of $150 million. The Board of Directors increased the Company’s authorization for share repurchases by 1.1 million shares to approximately 1.7 million shares.
Commenting on the Company’s fiscal 2024 results, Kirsten Lynch, Chief Executive Officer, said, “Our overall results for the year highlight the stability and resilience of our advance commitment strategy. Skier visitation declined 9.5% compared to the prior year, driven by unfavorable conditions across our resorts in North America and Australia, combined with the impact of broader industry normalization post-COVID following record visitation in North America during the 2022/2023 ski season. In North America, snowfall across our western resorts was down 28% from the prior year and our eastern U.S. resorts experienced limited natural snow and variable temperatures. Despite industry normalization and challenging conditions, Resort Reported EBITDA, excluding the impact of the Crans-Montana acquisition, remained consistent with prior year results. Performance was supported by strong growth in ancillary spending per visit across ski school, dining, and rental businesses at our resorts, and by strong delivery of the guest experience and cost discipline across our operations.”
Regarding the Company’s fiscal 2024 fourth quarter results, Lynch said, “Fourth quarter Resort Reported EBITDA declined from the prior year and expectations, primarily driven by underperformance in our Australian winter business. During the fourth quarter, snowfall at our Australian resorts declined 28% from the prior year and was 44% below the ten-year average. The challenging conditions, combined with softer demand heading into the winter season, negatively impacted Australian skier visitation, which declined 18% in the quarter relative to the prior year period. In our North America summer mountain business, while results underperformed our expectations, we were pleased to see 15% revenue growth versus prior year from fewer weather-related and construction-related disruptions.”

Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2024, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2024 to the fiscal year ended July 31, 2023, unless otherwise noted. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $21.9 million, or 1.5%, to $1,442.8 million primarily due to an increase in pass revenue of 9.4%, which was primarily driven by an increase in pass product sales for the 2023/2024 North American ski season compared to the prior year, partially offset by a decrease in non-pass revenue of 10.7%, primarily driven by challenging conditions at our North American resorts for a large portion of the season compared to the prior year, as well as broader industry normalization post-COVID following record visitation in North America during the 2022/2023 ski season, and a decrease in non-pass revenue at our Australian resorts as a result of decreased visitation from weather-related challenges that impacted terrain during the 2023 and 2024 Australian ski seasons, compared to record visitation and favorable snow conditions in the 2022 Australian ski season. The decrease in non-pass revenue was partially offset by an increase in non-pass Effective Ticket Price (“ETP”) of 11.2%.
•Ski school revenue increased $17.3 million, or 6.0% and dining revenue increased $2.9 million, or 1.3%, both primarily as a result of an increase in guest spending per visit at our North American resorts. Retail/rental revenue decreased $44.3 million, or 12.3%, for which retail sales decreased $29.2 million, or 13.8%, and rental sales decreased $15.2 million, or 10.1%. The decrease in both retail and rental revenue was primarily driven by a decrease in skier visitation which impacted sales at our on-mountain retail outlets in North America, as well as our exit of certain leased store operations which we operated in the prior year, which resulted in a revenue reduction of approximately $18.2 million.
•Operating expense increased $24.4 million, or 1.4%, which was primarily attributable to an increase in general and administrative expenses, property tax expense, and repairs and maintenance expense, partially offset by reduced labor hours at our North American resorts in the current year as a result of challenging weather conditions that existed for a large portion of the season, which impacted our ability to operate at full capacity, as well as disciplined cost management.
•Mountain Reported EBITDA decreased $20.5 million, or 2.5%, which includes $23.2 million of stock-based compensation for fiscal 2024 compared to $21.2 million in the prior year.

Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) decreased $3.3 million, or 1.0%, primarily due to a decrease in revenue from managed condominium rooms as a result of a reduction in our inventory of available managed condominium rooms proximate to our mountain resorts, as well as decreased demand, including the impact of decreased skier visitation driven by challenging weather conditions at our North American resorts for a large portion of the season compared to the prior year. This decrease was partially offset by an increase in revenue from owned hotel rooms, primarily due to an increase in revenue at Grand Teton Lodge Company as a result of improved visitation which was assisted by favorable weather conditions, and which enabled increased room pricing for owned hotel rooms and resulted in higher Average Daily Rate (“ADR”).
•Operating expense (excluding reimbursed payroll costs) decreased $14.1 million, or 4.5%, which was primarily attributable to lower staffing required to support a reduced inventory of managed condominium rooms and a reduction in labor hours as a result of decreased demand.
•Lodging Reported EBITDA increased $10.8 million, or 87.6%, which includes $3.3 million of stock-based compensation expense in fiscal 2024 compared to $4.0 million in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $2,880.5 million for fiscal 2024, a decrease of $0.8 million, compared to resort net revenue of $2,881.3 million for fiscal 2023.
•Resort Reported EBITDA was $825.1 million for fiscal 2024, a decrease of $9.7 million, or 1.2%, compared to fiscal 2023.
Total Performance
•Total net revenue decreased $4.2 million, or 0.1%, to $2,885.2 million for fiscal 2024.
•Net income attributable to Vail Resorts, Inc. was $230.4 million, or $6.07 per diluted share, for fiscal 2024 compared to net income attributable to Vail Resorts, Inc. of $268.1 million, or $6.74 per diluted share, in fiscal 2023. The decrease in net income attributable to Vail Resorts, Inc. was primarily due to: (i) an increase in our provision for income taxes, primarily due to an increase in net unfavorable discrete items impacting the tax provision in fiscal 2024 compared to the prior year; (ii) decreased Resort Reported EBITDA; (iii) an increase in interest expense due to an increase in variable interest rates associated with the unhedged portion of our term loan borrowings under our U.S. credit agreement during fiscal 2024 compared to the prior year; and (iv) an increase in depreciation and amortization expense, primarily due to capital projects recently completed at our resorts and assets acquired at Crans-Montana.

Season Pass Sales
Pass product sales through September 20, 2024 for the upcoming 2024/2025 North American ski season decreased approximately 3% in units and increased approximately 3% in sales dollars as compared to the period in the prior year through September 22, 2023. Pass sales dollars are benefiting from an 8% price increase relative to the 2023/2024 season, partially offset by the mix impact from the growth of Epic Day Pass products. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
Commenting on the Company's season pass sales, Lynch said, “For the period between May 29, 2024 and September 20, 2024, pass product sales trends improved relative to spring pass product sales through May 28, 2024, with unit growth approximately flat and sales dollars growth of approximately 5% as compared to the period in the prior year May 31, 2023 through September 22, 2023 due to expected renewal strength following the Memorial Day deadline, which we believe reflects delayed decision-making.
“Season to date through September 20, 2024, the pass business achieved growth among renewing pass holders, demonstrating strong loyalty among our most tenured pass holders (those that have had a pass for three years or more) to the guest experience at our mountain resorts and the compelling value proposition of our pass products. The decline in total units versus last year was driven by a decline in new pass holders. Within new pass holders, we saw growth from guests who previously purchased passes but did not buy a pass in the previous season, offset by a decline of new pass purchases from guests in our database who purchased lift tickets in the past season, as well as a decline from guests who are completely new to our database. The decline in lift ticket visitation in the past season, driven by challenging weather and industry normalization, reduced that audience size of guests to drive conversion into pass holders, and the weather may have delayed the decision-making timing for new guests. Overall, unit performance is consistent across destination and local guest segments, and Epic Day Pass products achieved modest unit growth driven by the strength in renewing pass holders. As we enter the final period for season pass sales, we expect our December 2024 season to date growth rates to be relatively consistent with our September 2024 season to date growth rates.”
Resource Efficiency Transformation Plan
Commenting on the Company’s multi-year resource efficiency transformation plan, Lynch said, “Over the past decade, Vail Resorts has expanded significantly, growing from 10 to 42 owned and operated mountain resorts, more than doubling our workforce. During that expansion, the Company captured initial acquisition synergies in corporate support functions and technology integration. However, as we have shared publicly over the past two years, the Company has a unique opportunity to further transform resource efficiency given the scale of our 42 owned and operated mountain resorts, a common enterprise-wide technology ecosystem, and robust data and analytics capabilities.
“The Company is implementing a two-year resource efficiency transformation plan to create organizational effectiveness and scale for operating leverage as the Company expands and grows globally. The transformation plan is focused on three pillars: scaled operations, a global shared services model and guest support center, and an expansion of workforce management. We expect that the transformation plan will achieve $100 million in annualized cost efficiencies by the end of fiscal 2026, with approximately $27 million to be realized in fiscal 2025 and approximately $67 million realized in fiscal 2026, all before one-time costs.
“We expect the efficiencies to be partially offset by one-time operating expenses of approximately $15 million in fiscal 2025 and approximately $14 million in fiscal 2026. In addition, we expect capital investments of approximately $6 million in calendar year 2025 and approximately $12 million in calendar year 2026. The Company’s Mission is to create an Experience of a Lifetime for our guests. The transformation plan is designed to prioritize delivering the Company’s Mission, while also providing operating leverage for future growth.”
Guidance
The Company is providing its initial guidance for the year ending July 31, 2025 and expects net income attributable to Vail Resorts, Inc. to be between $224 million and $300 million for fiscal 2025. The Company expects Resort Reported EBITDA for fiscal 2025 to be between $838 million and $894 million, including an estimated $15 million in one-time costs related to the multi-year resource efficiency transformation plan and an estimated $1 million of acquisition and integration related expenses specific to Crans-Montana. As compared to fiscal 2024, fiscal 2025 guidance includes the assumed benefit of a return to normal weather conditions after the challenging conditions in fiscal 2024, more than offset by a return to normal operating costs and the impact of the continued industry normalization, impacting demand. Additionally, the guidance reflects the negative impact from the record low snowfall and related shortened season in Australia in the first quarter of fiscal 2025, which is expected to result in a $10 million decline of Resort Reported EBITDA compared to the prior year period. After considering these items, we expect Resort Reported EBITDA to grow from price increases and ancillary spending, the resource efficiency transformation plan, and the addition of Crans-Montana for the full year. At the midpoint, the guidance implies an estimated Resort EBITDA Margin for fiscal 2025 to be approximately 28.6%, or 29.1% before one-time costs from the resource efficiency transformation plan and integration expenses.
The guidance is based on certain assumptions, including (1) a continuation of the current economic environment, (2) normal weather conditions for the 2024/2025 North American and European ski season and the 2025 Australian ski season, and reflects the challenging conditions in Australia for the end of the 2024 winter ski season, and (3) an exchange rate of $0.74 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.67 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.18 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun and Crans Montana in Switzerland.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2025 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2025 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2025 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$224,000	$300,000
Net income attributable to noncontrolling interests	23,000	17,000
Net income	247,000	317,000
Provision for income taxes (1)	86,000	110,000
Income before income taxes	333,000	427,000
Depreciation and amortization	295,000	279,000
Interest expense, net	176,000	168,000
Other (2)	23,000	15,000
Total Reported EBITDA	$827,000	$889,000

Mountain Reported EBITDA (3)	$818,000	$872,000
Lodging Reported EBITDA (4)	16,000	26,000
Resort Reported EBITDA (5)	838,000	894,000
Real Estate Reported EBITDA	(11,000)	(5,000)
Total Reported EBITDA	$827,000	$889,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $25 million of stock-based compensation for the year ending July 31, 2025.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation for the year ending July 31, 2025.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.74 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.67 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.18 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Liquidity and Return of Capital
As of July 31, 2024, the Company’s total liquidity as measured by total cash plus revolver availability was approximately $946 million. Total liquidity is comprised of $323 million of cash on hand, $408 million of U.S. revolver availability under the Vail Holdings Credit Agreement, and $215 million of revolver availability under the Whistler Credit Agreement. As of July 31, 2024, the Company’s Net Debt was 3.0 times its trailing twelve months Total Reported EBITDA. Regarding the return of capital to shareholders, the Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be paid on October 24, 2024 to shareholders of record as of October 8, 2024. In addition, during the quarter, the Company repurchased approximately 0.1 million shares of common stock at an average price of approximately $180 for a total of $25 million. For the full fiscal year, the Company repurchased a total of approximately 0.7 million shares of common stock during fiscal 2024 at an average price of approximately $208 for a total of $150 million. Additionally, the Board of Directors increased the Company’s authorization for share repurchases by 1.1 million shares to approximately 1.7 million shares.
Commenting on capital allocation, Lynch said, “We will continue to be disciplined stewards of our shareholders’ capital, prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders. The Company has a strong balance sheet and remains focused on returning capital to shareholders while always prioritizing the long-term value of our shares.”
Capital Investments
Commenting on the Company's investments for the 2024/2025 North American ski season, Lynch said, “We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts, including consistently increasing capacity through lift, terrain and food and beverage expansion projects. As previously announced, we expect our capital plan for calendar year 2024 to be approximately $189 million to $194 million, excluding incremental capital investments in premium fleet and fulfillment infrastructure to support the official launch of My Epic Gear for the 2024/2025 winter season, growth capital investments at Andermatt-Sedrun, reimbursable capital, and investments at Crans-Montana.

“At Whistler Blackcomb, the Company plans to replace the four-person high speed Jersey Cream lift with a new six-person high speed lift. This lift is expected to provide a meaningful increase to uphill capacity and better distribute guests at a central part of the resort. At Hunter Mountain, we plan to replace the four-person fixed-grip Broadway lift with a new six-person high speed lift and plan to relocate the existing Broadway lift to replace the two-person fixed-grip E lift, providing a meaningful increase in uphill capacity and improved access to terrain that is key to the progressive learning experience for our guests. At Park City, we are in the planning process to support the approved replacement of the Sunrise lift with a new 10-person gondola in partnership with the Canyons Village Management Association in calendar year 2025, which will provide improved access and enhanced guest experience for existing and future developments within Canyons Village.
“At Park City and Hunter Mountain, beyond the planned lift investments, we plan to enhance snowmaking systems to improve the experience for key terrain, increase early season terrain consistency, and improve the efficiency through the installation of automated and energy-efficient snowguns. We also plan to further support the Company’s Commitment to Zero by investing in waste reduction projects across our resorts to achieve the goal of zero waste to landfill by 2030. At Afton Alps, we plan to install a 10-lane tubing experience and renovate the existing Alpine Building to create a 200-seat restaurant to further enhance the guest experience. At Seven Springs, we plan to add 390 new parking spaces to increase capacity and improve the guest experience. At Perisher, in advance of the 2025 winter season in Australia, we plan to replace the Mt Perisher Double and Triple Chairs with a new six person high speed lift, with capital spending commencing in calendar year 2024 and continuing into calendar year 2025.
“In addition, we are continuing to invest in innovative technology to enhance the guest experience. In the coming year, we are investing in new functionality for the My Epic App, and expanding Mobile Pass and Mobile Lift Tickets to Whistler Blackcomb. At Vail Mountain, Beaver Creek, Breckenridge, and Keystone, the Company plans to launch My Epic Assistant, a new technology within the My Epic app providing mountain information at guests’ fingertips powered by advanced AI and resort experts. Across our resorts, we plan to pilot new technologies at select restaurants to make it both easier and faster for guests to dine at our resorts. In addition, in order to support the launch of My Epic Gear, we plan to invest in logistics and technology infrastructure to help deliver a transformational and elevated gear access experience for our guests.
“The 2023/2024 My Epic Gear pilot at Vail, Beaver Creek, Breckenridge, and Keystone delivered a strong guest experience to pilot participants and valuable learnings for the business launch. My Epic Gear provides its members with the ability to choose the gear they want, for the full season or for the day, from a selection of the most popular and latest ski and snowboard models, and have it delivered to them when and where they want it, including slopeside pick up and drop off every day. In addition to offering the latest skis and snowboards, My Epic Gear will also offer name brand, high-quality ski and snowboard boots with personalized insoles and boot fit scanning technology. The entire My Epic Gear membership, from gear selection to boot fit to personalized recommendations to delivery, will be at the members’ fingertips in the new My Epic app.

The Company is launching My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, including kids gear, and will be limiting membership to 60,000 to 80,000 members in the first year as the business scales. To support the initial year of this new business, in calendar year 2024 the Company plans to invest an additional $13 million beyond our typical annual capital plan in incremental premium gear fleet and fulfillment infrastructure investment to support the anticipated growth of this business. We plan to provide additional updates on My Epic Gear and the on-going capital needs of the business in December.
“At Andermatt-Sedrun, we previously announced plans to invest approximately $11 million in growth capital projects as part of a multi-year strategic growth investment plan to enhance guest experience, which will be funded by the CHF 110 million capital that was invested as part of the purchase of our majority stake in Andermatt-Sedrun. As part of the calendar year 2024 investments, we are planning to upgrade and replace snowmaking infrastructure at the Sedrun-Milez area on the eastern side of the resort to enhance the guest experience for key beginner and intermediate terrain and significantly improve energy efficiency. In addition, we plan to invest in the on-mountain dining experience with improvements to the Milez and Natschen restaurants. These investments received partial regulatory approvals and are expected to be substantially completed ahead of the 2024/2025 European ski season, with the remainder of the work being completed in calendar year 2025. As a result, calendar year 2024 investment costs are now expected to be $8 million.
“Including $13 million of incremental capital investments in premium fleet and fulfillment infrastructure to support the official launch of My Epic Gear, $8 million of growth capital investments at Andermatt-Sedrun, $1 million of reimbursable capital, and investments at Crans-Montana, which include $3 million of maintenance capital expenditures and $2 million associated with integration activities, our total capital plan for calendar year 2024 is expected to be approximately $216 million to $221 million.”
Regarding calendar year 2025 expenditures, Lynch said, “In addition to this year’s significant investments, we are pleased to highlight some select projects from our calendar year 2025 capital plan, with the full capital investment announcement planned for December 2024, including a core capital plan consistent with the Company’s long-term capital guidance. At Park City, we are replacing the Sunrise lift with a new 10-person gondola in partnership with the Canyons Village Management Association, which will provide improved access and enhanced guest experience for existing and future developments within Canyons Village. At Perisher, in advance of the 2025 winter season in Australia, we plan to replace the Mt Perisher Double and Triple Chairs with a new six person high speed lift, with capital spending commencing in calendar year 2024 and continuing into calendar year 2025. These projects are subject to approvals.”

Earnings Conference Call
    The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 579-2543 (U.S. and Canada) or +1 (785) 424-1789 (international). The conference ID is MTNQ424. A replay of the conference call will be available two hours following the conclusion of the conference call through October 3, 2024, at 11:59 p.m. eastern time. To access the replay, dial (800) 723-5759 (U.S. and Canada) or +1 (402) 220-2662 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2025 performance (including the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; capital investment projects; our expectations regarding our resource efficiency transformation plan; and the payment of dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe; or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the

“Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, which was filed on September 26, 2024.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2024	2023	2024	2023
Net revenue:
Mountain and Lodging services and other	$201,721	$205,818	$2,388,227	$2,372,175
Mountain and Lodging retail and dining	63,579	63,852	492,260	509,124
Resort net revenue	265,300	269,670	2,880,487	2,881,299
Real Estate	86	98	4,704	8,065
Total net revenue	265,386	269,768	2,885,191	2,889,364
Segment operating expense:
Mountain and Lodging operating expense	257,441	242,209	1,458,369	1,454,324
Mountain and Lodging retail and dining cost of products sold	27,031	29,187	188,054	203,278
General and administrative	95,074	85,190	410,027	389,465
Resort operating expense	379,546	356,586	2,056,450	2,047,067
Real Estate operating expense	1,399	1,264	9,514	10,635
Total segment operating expense	380,945	357,850	2,065,964	2,057,702
Other operating (expense) income:
Depreciation and amortization	(71,880)	(68,801)	(276,493)	(268,501)
(Loss) gain on sale of real property	—	(3)	6,285	842
Change in fair value of contingent consideration	(5,000)	(2,200)	(47,957)	(49,836)
Loss on disposal of fixed assets and other, net	(6,261)	(1,015)	(9,633)	(9,070)
(Loss) income from operations	(198,700)	(160,101)	491,429	505,097
Interest expense, net	(40,671)	(40,211)	(161,839)	(153,022)
Mountain equity investment (loss) income, net	(320)	123	1,053	605
Investment income and other, net	4,949	6,010	18,592	23,744
Foreign currency gain (loss) on intercompany loans	90	2,656	(4,140)	(2,907)
(Loss) income before benefit from (provision for) income taxes	(234,652)	(191,523)	345,095	373,517
Benefit from (provision for) income taxes	52,790	56,901	(98,816)	(88,414)
Net (loss) income	(181,862)	(134,622)	246,279	285,103
Net loss (income) attributable to noncontrolling interests	6,485	6,056	(15,874)	(16,955)
Net (loss) income attributable to Vail Resorts, Inc.	$(175,377)	$(128,566)	$230,405	$268,148
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(4.67)	$(3.35)	$6.08	$6.76
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(4.67)	$(3.35)	$6.07	$6.74
Cash dividends declared per share	$2.22	$2.06	$8.56	$7.94
Weighted average shares outstanding:
Basic	37,548	38,370	37,868	39,654
Diluted	37,548	38,370	37,957	39,760

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations - Other Data
(In thousands)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2024	2023	2024	2023
Other Data:
Mountain Reported EBITDA	$(117,330)	$(91,074)	$802,072	$822,570
Lodging Reported EBITDA	2,764	4,281	23,018	12,267
Resort Reported EBITDA	(114,566)	(86,793)	825,090	834,837
Real Estate Reported EBITDA	(1,313)	(1,169)	1,475	(1,728)
Total Reported EBITDA	$(115,879)	$(87,962)	$826,565	$833,109
Mountain stock-based compensation	$5,685	$5,282	$23,234	$21,242
Lodging stock-based compensation	809	1,015	3,349	3,972
Resort stock-based compensation	6,494	6,297	26,583	25,214
Real Estate stock-based compensation	58	50	220	195
Total stock-based compensation	$6,552	$6,347	$26,803	$25,409

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Net Mountain revenue:
Lift	$48,258	$58,705	(17.8)%	$1,442,784	$1,420,900	1.5%
Ski school	9,493	9,763	(2.8)%	304,548	287,275	6.0%
Dining	17,964	17,689	1.6%	227,572	224,642	1.3%
Retail/rental	24,304	26,200	(7.2)%	317,196	361,484	(12.3)%
Other	75,857	68,660	10.5%	252,270	246,605	2.3%
Total Mountain net revenue	175,876	181,017	(2.8)%	2,544,370	2,540,906	0.1%
Mountain operating expense:
Labor and labor-related benefits	119,900	116,756	2.7%	731,153	744,613	(1.8)%
Retail cost of sales	11,427	13,228	(13.6)%	107,093	118,717	(9.8)%
Resort related fees	5,905	4,162	41.9%	110,113	104,797	5.1%
General and administrative	81,298	71,458	13.8%	350,788	325,903	7.6%
Other	74,356	66,610	11.6%	444,204	424,911	4.5%
Total Mountain operating expense	292,886	272,214	7.6%	1,743,351	1,718,941	1.4%
Mountain equity investment (loss) income, net	(320)	123	360.2%	1,053	605	74.0%
Mountain Reported EBITDA	$(117,330)	$(91,074)	(28.8)%	$802,072	$822,570	(2.5)%

Total skier visits	699	867	(19.4)%	17,564	19,410	(9.5)%
ETP	$69.04	$67.71	2.0%	$82.14	$73.20	12.2%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Lodging net revenue:
Owned hotel rooms	$30,239	$27,982	8.1%	$83,977	$80,117	4.8%
Managed condominium rooms	10,498	14,181	(26.0)%	86,199	96,785	(10.9)%
Dining	17,081	17,010	0.4%	63,255	62,445	1.3%
Transportation	1,249	970	28.8%	16,309	15,242	7.0%
Golf	7,181	6,665	7.7%	13,722	12,737	7.7%
Other	19,668	18,581	5.9%	56,368	55,816	1.0%
	85,916	85,389	0.6%	319,830	323,142	(1.0)%
Payroll cost reimbursements	3,508	3,264	7.5%	16,287	17,251	(5.6)%
Total Lodging net revenue	89,424	88,653	0.9%	336,117	340,393	(1.3)%
Lodging operating expense:
Labor and labor-related benefits	37,362	37,021	0.9%	139,840	148,915	(6.1)%
General and administrative	13,776	13,732	0.3%	59,239	63,562	(6.8)%
Other	32,014	30,355	5.5%	97,733	98,398	(0.7)%
	83,152	81,108	2.5%	296,812	310,875	(4.5)%
Reimbursed payroll costs	3,508	3,264	7.5%	16,287	17,251	(5.6)%
Total Lodging operating expense	86,660	84,372	2.7%	313,099	328,126	(4.6)%
Lodging Reported EBITDA	$2,764	$4,281	(35.4)%	$23,018	$12,267	87.6%

Owned hotel statistics:
ADR	$317.21	$309.23	2.6%	$317.65	$312.15	1.8%
RevPAR	$175.22	$170.21	2.9%	$161.82	$160.75	0.7%
Managed condominium statistics:
ADR	$260.89	$260.38	0.2%	$424.13	$416.77	1.8%
RevPAR	$46.30	$56.89	(18.6)%	$118.91	$124.41	(4.4)%
Owned hotel and managed condominium statistics (combined):
ADR	$294.21	$285.41	3.1%	$381.60	$378.62	0.8%
RevPAR	$87.25	$90.24	(3.3)%	$130.41	$133.48	(2.3)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2024	2023
Total Vail Resorts, Inc. stockholders’ equity	$723,537	$1,003,947
Long-term debt, net	$2,721,597	$2,750,675
Long-term debt due within one year	57,153	69,160
Total debt	2,778,750	2,819,835
Less: cash and cash equivalents	322,827	562,975
Net debt	$2,455,923	$2,256,860

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net (loss) income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and twelve months ended July 31, 2024 and 2023.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2024	2023	2024	2023
Net (loss) income attributable to Vail Resorts, Inc.	$(175,377)	$(128,566)	$230,405	$268,148
Net (loss) income attributable to noncontrolling interests	(6,485)	(6,056)	15,874	16,955
Net (loss) income	(181,862)	(134,622)	246,279	285,103
(Benefit from) provision for income taxes	(52,790)	(56,901)	98,816	88,414
(Loss) income before (benefit from) provision for income taxes	(234,652)	(191,523)	345,095	373,517
Depreciation and amortization	71,880	68,801	276,493	268,501
Loss on disposal of fixed assets and other, net	6,261	1,015	9,633	9,070
Change in fair value of contingent consideration	5,000	2,200	47,957	49,836
Investment income and other, net	(4,949)	(6,010)	(18,592)	(23,744)
Foreign currency (gain) loss on intercompany loans	(90)	(2,656)	4,140	2,907
Interest expense, net	40,671	40,211	161,839	153,022
Total Reported EBITDA	$(115,879)	$(87,962)	$826,565	$833,109

Mountain Reported EBITDA	$(117,330)	$(91,074)	$802,072	$822,570
Lodging Reported EBITDA	2,764	4,281	23,018	12,267
Resort Reported EBITDA (1)	(114,566)	(86,793)	$825,090	$834,837
Real Estate Reported EBITDA	(1,313)	(1,169)	1,475	(1,728)
Total Reported EBITDA	$(115,879)	$(87,962)	$826,565	$833,109

(1) Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2024.

(In thousands) (Unaudited) (As of July 31, 2024)
Long-term debt, net	$2,721,597
Long-term debt due within one year	57,153
Total debt	2,778,750
Less: cash and cash equivalents	322,827
Net debt	$2,455,923
Net debt to Total Reported EBITDA	3.0 x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2024 and 2023.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2024	2023	2024	2023
Real Estate Reported EBITDA	$(1,313)	$(1,169)	$1,475	$(1,728)
Non-cash Real Estate cost of sales	—	—	3,607	5,138
Non-cash Real Estate stock-based compensation	58	50	220	195
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(2)	(31)	159	(211)
Net Real Estate Cash Flow	$(1,257)	$(1,150)	$5,461	$3,394

The following table reconciles Resort net revenue to Resort EBITDA Margin for the year ended July 31, 2024 and fiscal 2025 guidance.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Twelve Months Ended July 31, 2024	Fiscal 2025 Guidance (2)
Resort net revenue (1)	$2,880,487	$3,031,000
Resort Reported EBITDA (1)	$825,090	$866,000
Resort EBITDA margin (1)	28.6%	28.6%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance